SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported) August 21, 2009
ProLogis
(Exact Name of Registrant as Specified in its Charter)
Maryland

(State or Other Jurisdiction of Incorporation)

1-12846	74-2604728

(Commission File Number)	(I.R.S. Employer Identification No.)

4545 Airport Way, Denver, Colorado	80239

(Address of Principal Executive Offices)	(Zip Code)
(303) 567-5000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
          On August 21, 2009, ProLogis and various affiliates thereof entered into a third amendment to the existing Global Senior Credit Agreement dated as of October 6, 2005 (the “Global Credit Agreement”). The amendment changed a number of terms of the Global Credit Agreement, including the following:
•	We extended the maturity date for the Global Credit Agreement to August 21, 2012. The existing $3.6 billion (subject to currency fluctuations) of commitments under the Global Credit Agreement will continue to be available until October 6, 2010. After that date, the aggregate amount of the commitments under the Global Credit Agreement will be $2.25 billion (subject to currency fluctuations), subject to increase to up to $2.75 billion pursuant to an accordion feature if we obtain additional commitments, with credit extensions available in U.S. dollars, euros, Japanese yen, British pounds sterling and Canadian dollars.

•	We increased the pricing applicable to extended commitments under the Global Credit Agreement, effective immediately, from LIBOR plus 80 basis points to LIBOR plus 325 basis points (based on our current credit ratings). The pricing applicable to non-extended commitments did not increase and will be based upon the existing pricing grid through October of 2010. All pricing is subject to change based upon the credit ratings for our senior unsecured indebtedness.

•	In addition to various definitional changes in our financial covenants, we reduced the required level for both the Fixed Charge Coverage Ratio and the Unencumbered Debt Service Coverage Ratio to 1.50 to 1 (from 1.75 to 1.0) and we added a borrowing base covenant that requires us and our subsidiaries to maintain a specified level of unencumbered properties (subject to certain eligibility criteria).
          Concurrently with the effectiveness of the amendment to the Global Credit Agreement, we terminated the $600 million Senior Credit Agreement dated February 8, 2007 among ProLogis, various affiliates thereof and various lenders and agents.
          A copy of the amendment to the Global Credit Agreement is filed as an exhibit to this report and is incorporated herein by reference.
          In connection with the amendment to the Global Credit Agreement described above, we also amended the terms of the Security Agency Agreement. As so amended, the Security Agency Agreement has the following material revised provisions:
•	The Security Agency Agreement now permits us to pledge collateral (“Specified Collateral”) to the holders of certain Designated Senior Debt (“Specified DS Debt”) without subjecting that collateral to the sharing arrangements with other holders of Designated Senior Debt. Specified Collateral may include any property owned by us or any of our consolidated subsidiaries, except that no property that constitutes pledged collateral for all Designated Senior Debt may become Specified Collateral. No proceeds from Specified Collateral received by any holder of Specified DS Debt will be deducted or otherwise taken into consideration when calculating the amount of proceeds to be allocated among the Credit Parties pursuant to the sharing arrangements under the Security Agency Agreement unless the holder of such Designated Senior Debt has been paid in full.

•	We now may designate any series of our senior debt as “Designated Senior Debt” without so designating another series issued under the same indenture (or other instrument). We also may revoke such designation from any series of our senior debt without revoking such designation from another series.

•	We now may designate any of our senior debt as “Designated Senior Debt” for a specified period of time or provide that we may not revoke such designation until a particular future date (if at all).
          A copy of the amendment to the Security Agency Agreement is filed as an exhibit to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
          (c) Exhibits. The following documents have been filed as exhibits to this report and are incorporated herein by reference as described above.

Exhibit No.	Description

10.1	Third Amendment to Global Senior Credit Agreement dated as of August 21, 2009 among ProLogis and certain affiliate borrowers, as borrowers, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN Amro Bank N.V., as Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C issuer, Sumitomo Mitsui Banking Corporation, as a Global Co-Syndication Agent, Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer, The Royal Bank of Scotland plc and JPMorgan Chase Bank, N.A., as Global Co-Syndication Agents, and the other lenders party thereto.

10.2	Amendment and Supplement No 1 dated as of August 21, 2009 to the Amended And Restated Security Agency Agreement dated as of October 6, 2005 among Bank of America, N.A., as Global Administrative Agent on behalf of the Global Lenders defined therein, certain Other Creditors of ProLogis and Bank of America, as Collateral Agent.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLOGIS
Dated: August 25, 2009	By:	/s/ Edward S. Nekritz
		Name:	Edward S. Nekritz
		Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Third Amendment to Global Senior Credit Agreement dated as of August 21, 2009 among ProLogis and certain affiliate borrowers, as borrowers, Bank of America, N.A., as Global Administrative Agent, Collateral Agent, U.S. Funding Agent, U.S. Swing Line Lender, and a U.S. L/C Issuer, Bank of America, N.A., acting through its Canada branch, as Canadian Funding Agent and a Canadian L/C Issuer, ABN Amro Bank N.V., as Euro Funding Agent, Euro Swing Line Lender, and a Euro L/C issuer, Sumitomo Mitsui Banking Corporation, as a Global Co-Syndication Agent, Yen Funding Agent, KRW Funding Agent, and a Yen L/C Issuer, The Royal Bank of Scotland plc and JPMorgan Chase Bank, N.A., as Global Co-Syndication Agents, and the other lenders party thereto.

10.2	Amendment and Supplement No 1 dated as of August 21, 2009 to the Amended And Restated Security Agency Agreement dated as of October 6, 2005 among Bank of America, N.A., as Global Administrative Agent on behalf of the Global Lenders defined therein, certain Other Creditors of ProLogis and Bank of America, as Collateral Agent.